Exhibit 99.22

Dr Jonathan Milner FOCUS ABCAM

2 • Activism campaign brought to bring focus to governance, execution and cost control • All have been lacking and have hit company performance • Precipitated review of strategic alternatives including a potential sale • Culminated in $24 per share offer from Danaher which I believe significantly undervalues Abcam • No premium being paid for control • Questions raised by approaches used in fairness opinions • Abcam’s own numbers paint a highly attractive independent future • 5 - year investment plan is bearing fruit from FY2024 as I knew it would (despite the missteps) • Board must have no faith in management to deem now the right time to sell • I know this business, I have a plan for this business and I believe in this business Wrong deal, wrong time, wrong price Abcam is a prized UK life sciences asset…under threat

3 0 5 10 15 20 25 30 35 40 Oct-20 Jan-21 Apr-21 Jul-21 Oct-21 Jan-22 Apr-22 Jul-22 Oct-22 Abcam Peers composite Russell 3000 Share price performance has been dismal… Sources: Refinitiv Eikon and Company announcements Prices rebased to Abcam share price • …which caused me to agitate for change Raises $180m via secondary offering of ADSs at $17.50 H1 trading update, revenues of £147.5m, 8.3% up on CC basis Acquiring BioVision for $340m in cash, 10x sales, EPS accretive in first full year H1/FY results. H1 sales up 23% to £150m, EBIT of £10.3m FY trading update, revenues of £315m up 22% on CC basis, EBIT to be in line FY results, EBIT of £7.1m, adj. EBIT of £60.4m, up 19% H1 trading update, revenues of £185m, 19% growth on CC basis. Confirms plan to cancel trading on AIM Interim results, EBIT of £9.3m, down 10%, adj. EBIT of £42.6m, up 61% AIM delisting becomes effective Interim results, EBIT of £15.5m down 42%

4 Share price performance has been dismal… (cont.) Sources: Refinitiv Eikon and Company announcements Prices rebased to Abcam share price 0 5 10 15 20 25 30 35 40 Jan-23 Feb-23 Mar-23 Apr-23 May-23 Jun-23 Jul-23 Aug-23 Sep-23 Oct-23 Abcam Peers composite Russell 3000 FY trading update, revenues of ~£360m. ERP system and China impacted revenues FY results EBIT loss of £10.1m, adj. EBIT of £76.3m up 26% Q1 update, revenues >£100m, China returns to growth. Guides to £420m - £440m FY23 revenues Confirms regular meetings with Dr Milner Incremental cost refinement actions to reduce annualised OPEX by >£15m by FY24 Receives notice from Dr. Milner to convene an EGM EGM convened for 12 July Abcam initiates a process to explore strategic alternatives including a potential sale of the Company Reiterates ’23 guidance, FY24 guidance of revenues of £475m - £525m Dr Milner withdraws EGM requisition notice H1 update, revenues >£203m, est. adj EBIT margin of >26% Danaher to acquire Abcam for $24 per share in cash Scheme document posted, court and general meetings on 6 Nov ‘23 • Only when my agitation for change became public did Abcam’s share price stop underperforming its peer group c.25% share price increase on news of Dr Milner’s activism alone (prior to initiation of strategic review)

5 0 10 20 30 40 50 60 Sep-14 Mar-15 Sep-15 Mar-16 Sep-16 Mar-17 Sep-17 Mar-18 Sep-18 Mar-19 Sep-19 Mar-20 Sep-20 Mar-21 Sep-21 Mar-22 Sep-22 Mar-23 EV/NTM EBITDA multiple (x) EV/EBITDA 12M fwd DHR bid Covid period Abcam is being sold below its historical trading multiple – why? ABCM valuation Average EV / NTM EBITDA (excl. Covid - 19) 22.1x Danaher bid implied FY24 EV / adj. EBITDA multiple 21.4x Source: CapIQ Period runs 9 September 2014 (date Jonathan Milner stepped down as CEO to become Deputy Chairman) through to 16 May 2023 (bei ng the last trading date prior to Dr Milner stating his intention to call an EGM) and excludes the Covid - 19 period from the long - term average multiple. (1) UK Covid - 19 lockdown announced on 23 October 2020, at which point the NTM EV/EBITDA multiple was 23.3x. Period of excluded d ata through to 12 January 2022 which marked the return to multiple seen on entering into the pandemic period. Long - term multiple including the whole period is 25.1x. Entry and exit from Covid - 19 period, excluded from analysis (1) • Abcam’s long - term average EV / NTM EBITDA trading multiple is above the level of the $24 per share bid (excluding positive impact of pandemic), but including management’s recent dismal period • Abcam is being sold with no premium for control

6 • The timing of the sale process is wrong for two reasons • Abcam is still working through the 5 - year plan and is not yet reaping its benefits, but they are close • Abcam’s peer group is experiencing a period of lower valuation multiples likely impacting take - out multiples • The huge discrepancy between reported and adjusted margins highlights the magnitude of the adjustments made during the investment phase The timing is wrong Source: Abcam financial statements & Peel Hunt equity research (Nov 2019) -5% 0% 5% 10% 15% 20% 25% 30% 35% 40% FY18 FY19 FY20 FY21 FY22 June June June Dec Dec Operating margin EBITDA margin Operating & EBITDA margins Operating & EBITDA margins (adjusted) Original margin suppression cost (4 - 7%) per Peel Hunt research dated November 2019 0% 5% 10% 15% 20% 25% 30% 35% 40% 45% 50% FY18 FY19 FY20 FY21 FY22 FY23 FY24 June June June Dec Dec Dec Dec Adjusted Operating margin Adjusted EBITDA margin

7 The 5 - year investment plan: 6 months late and over budget Source: 2019 Abcam Capital Markets Day, Abcam financial statements, Peel Hunt Equity Research (November 2019) Lost dividend calculated based on flat FY2019 DPS • I was an architect of the 5 - year plan in 2019 and believed in the objectives it set out to achieve • I was also a supporter of bearing the medium - term margin suppression required to pay for the necessary investments • The execution has been botched by management with poor oversight by the Board Original expected costs Additional pain for shareholders c.4 - 7% suppression of operating margin from FY20 to FY23/24 Evidence of significant operating inefficiencies Shareholder dilution: £110m 2020 offering Shareholder dilution: £127m Nasdaq IPO c.£80m lost dividends since suspension

8 Source: Scheme Circular Exchange rate used consistent with that in the Scheme Circular (1 GBP: 1.2 USD) Management’s projections are strong and Abcam is now poised to reap the returns of the 5 - year plan and significant investments made • FY23 - FY24 EBITDA margins up 600bps with 16% revenue growth • >£400m in unlevered free cash flow by 2032, a c.5 - fold increase • Such delivery I would expect to result in a significant uplift in Abcam’s share price The Danaher offer is not due to close until mid - 2024 , a transformational year for Abcam $ 24 per share will look particularly poor at closing Abcam’s own numbers paint an attractive outlook £ in millions 2022A 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E Revenue 362 430 500 572 653 744 840 942 1048 1142 1222 1296 1360 Y - o - Y growth 19% 16% 14% 14% 14% 13% 12% 11% 9% 7% 6% 5% Adjusted EBITDA 109 163 221 268 323 376 434 497 563 614 657 696 731 EBITDA margin 30% 38% 44% 47% 49% 51% 52% 53% 54% 54% 54% 54% 54% Adjusted EBIT 76 124 174 219 270 322 379 442 510 556 594 630 662 Unlevered Free Cash Flow 86 138 137 193 208 268 309 354 392 424 453 478

9 • Abcam’s financial advisers set out detailed fairness opinions examining multiple different ways of valuing the business • 7 of the 10 approaches were excluded from the analysis • A highly selective approach has been taken with inclusion / exclusion criteria • Referencing the 16 May 2023 share price of $ 17 . 23 to benchmark the $ 24 per share offer is arguably flawed • My efforts to focus and improve governance, execution and cost control resonated with investors and reversed the decline in share price that had persisted • If the company was not under offer, c . $ 24 per share is likely fair value today ; it is not a price for control of a prized life - sciences asset with very strong growth prospects ahead Observations on the fairness opinions by Abcam’s financial advisers

10 Summary of fairness opinion valuation ranges Source: Implied value per share numbers extracted from Abcam Scheme Circular $40.0 $30.0 $20.7 $22.7 $22.6 $28.3 $21.7 $24.2 $29.1 $14.4 $18.3 $17.9 $25.0 $23.5 $18.6 $13.9 $17.7 $14.7 $21.7 $15.1 $12.6 $17.0 $20.7 10 15 20 25 30 35 40 45 DCF Comps FY23 Comps FY24 Precedent transactions Future share price analysis LBO analysis Bio-Techne '23 EBITDA Bio-Techne '24 EBITDA Tier 2 Comps 23 EBITDA Tier 2 Comps 24 EBITDA Historical trading range Equity research target prices Premia paid Used in MS/Lazard analyses Excluded from MS/Lazard analyses Entirely backward - looking valuation metric on a very diverse group of transactions Appears to be a highly selective approach Appears to be a highly selective approach and impacted by Abcam’s investment phase Peculiar reason for exclusion – often seen as closest peer Rightly excluded – the reason I became an activist Excluded a key metric which reflects potential valuation impact of strong future financial performance Another approach which reflects potential valuation impact of strong future financial performance $24

11 • Extract from slide 17 of “Executing on Strategic Priorities to Drive Long Term Value” presentation published by Abcam on 20 June 2023 • Clearly outlines the Right Set of Life Science Tools Peers to value Abcam • However, Abcam’s financial advisers have minimised or left out 6 of the 8 peers in their fairness opinions that Abcam itself considered to have the scale and financial profile closest aligned to Abcam • Premium - rated companies like Repligen Corporation, Maravai Lifesciences and Illumina did not contribute to the comparable company analysis • This has depressed the multiples and the implied value per share detailed Trading comparables

12 Abcam is at the top end of its peer group 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 16.0% 18.0% 20.0% Repligen Abcam Sartorius Maravai Bio-Techne Illumina Revvity Qiagen Tecan Group Bio Rad Laboratories Waters Corp Agilent Technologies Abcam’s trading comps - revenue CAGR (2023 - 2025) Abcam’s trading comps – EBITDA margin (FY24) 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% 40.0% 45.0% 50.0% Abcam Bio-Techne Qiagen Waters Corp Revvity Sartorius Agilent Technologies Maravai Repligen Bio Rad Laboratories Tecan Group Illumina Revenue CAGRs and EBITDA margins for all companies other than Abcam sourced from Bloomberg estimates as at 12 October 2023 Abcam’s revenue CAGR and 2024 adj. EBITDA margin is sourced from the Scheme Circular Excluded by Abcam’s financial advisers Excluded by Abcam’s financial advisers

13 0.0x 5.0x 10.0x 15.0x 20.0x 25.0x 30.0x 35.0x 40.0x 45.0x Repligen Illumina Maravai Abcam Bio-Techne Sartorius Tecan Group Waters Corp Bio Rad Laboratories Trading comparables – FY24 EV / EBITDA Abcam trading comps (as per June 2023 presentation) Morgan Stanley & Lazard selected trading comps (as per Scheme Circular) • Even if one continues to exclude Repligen from the comps the average FY24 multiple for Illumina and Maravai is 28.1x, representing a 31% premium to the Danaher multiple of 21.4x Comp multiple range Implied value per share Waters Sartorius Waters Sartorius EV / Estimated 2024 EBITDA 15.9x 19.1x $17.76 $21.47 Comp multiple range Implied value per share Min Max Min Max EV / Estimated 2024 EBITDA 15.4x 28.3x $17.21 $31.86 Comp multiples exclude Repligen , in line with the Scheme Circular. EV and 2024 EBITDA data, for all companies except for Abcam, is sourced from Bloomberg as of 12 October 2023. Abcam multiple is derived from the Danaher offer information sourced from the Scheme Circular document. Abcam’s EV is sourced from pg 95 of the Scheme Circular; Abcam’s EBITDA is sourced from pg 34 of the Scheme Circular 0.0x 5.0x 10.0x 15.0x 20.0x 25.0x 30.0x 35.0x 40.0x 45.0x Repligen Maravai Abcam Bio-Techne Sartorius Agilent Technologies Revvity Waters Corp Qiagen

14 Your interest in Abcam is important • $24 per share offer from Danaher significantly undervalues Abcam • Accept a higher offer incorporating a premium for control from Danaher or another acquirer • Abcam remains a strong, independent business (new strong Chair and CEO) • Abcam shareholders reap the benefits of the 5 - year plan and accelerated future growth • Significant transfer of value from Abcam shareholders to Danaher shareholders DO NOTHING JOIN ME, VOTE AGAINST

15 Abcam 3.0

16 Dr Jonathan Milner • As Deputy Chairman, he guided the current CEO until February 2020 when he stepped down from the Board and the company listed on Nasdaq with a market cap of c.$3.6bn • With an insiders and outsiders unique perspective he has the skillset and the passion to return Abcam to a high - performing and highly valued life science tools company • He is highly respected and trusted by employees, customers and shareholders – very little disruption and can hit the ground running • As the co - author of the 5 year Strategic Plan (see CMD presentation 2019) he knows the strategy inside out.

17 0 500 1000 1500 2000 2500 Nov-05 Nov-06 Nov-07 Nov-08 Nov-09 Nov-10 Nov-11 Nov-12 Nov-13 Nov-14 Nov-15 Nov-16 Nov-17 Nov-18 Nov-19 Nov-20 Nov-21 Nov-22 Abcam share price performance and TSR under Dr Milner and others Source: Bloomberg AIM IPO to Dr Milner stepping down as CEO Dr Milner serves as Deputy Chairman +1,037% (TSR) +223% (TSR) +13% (TSR) Other Abcam acquisition of Epitomics

18 Abcam’s Mission is simple We improve health and save lives by enabling our customers to achieve their mission faster

19 • A unique opportunity to buy into a stellar growth story • Abcam’s Founder, Dr Jonathan Milner has exclusive knowledge of Abcam’s operations, strategy and markets, and will lead Abcam 3.0 into its next phase • This has the potential to unlock extraordinary shareholder value • This is NOT a turnaround - minimal disruption and execution risk • Seamless transition maintaining where Abcam excels, eliminating ‘anchors’ holding us back, boosting best performing markets and products and adding easy win growth opportunities Introducing Abcam 3.0

20 The vision – Abcam 3.0 • This is not a turnaround – primarily fixing Abcam’s operational and management issues • Disciplined execution and cost control over the next 3 years will maximise the return on the 5 year plan investment • Three year plan (2024 – 2026 inclusive) overlaps by one year with the 5 year plan coming to an end in 2024 giving seamless continuity and minimal disruption • Return transparency and clear communication with investors

21 • Abcam’s three year growth plan starting 2024 has four pillars: 1. Return Abcam to best in class Corporate Governance and Investor Relations 2. Restoring operational efficiency and execution excellence 3. Strengthening Antibody and Digital Platform leadership 4. Returning antibodies as the bridge into market adjacencies Abcam 3.0 – The Four Pillars

22 Return Abcam to Best in Class Corporate Governance * www.abcamfocus.com Eliminate Boost Maintain Add • excessive executive bonuses that reward failure • poor treatment of shareholders • weaknesses in Financial Controls* • machinations of performance metrics* • changing the goalposts on performance metrics* • the CFO from the Board of Directors • shareholder representation (6.15%) • a strong Chair to hold the CEO to account • new heads of Rem., Audit and Nom • quarterly reporting • long term supportive shareholder base • UK Main Market listing, increase analyst coverage • investor meetings and interactions • transparency and clearer performance metrics • the role of the Remcom in setting Executive rewards • face to face investor meetings • diverse and experienced Board of Directors • a NASDAQ primary listing • existing US and UK Analysts • Board Cycle and Board Meeting Frequency • Annual General Meeting in Cambridge UK HQ • Cambridge UK HQ

23 Restoring Operational Efficiency and Execution Excellence * www.abcamfocus.com Eliminate Boost Maintain Add • all activities not serving customers or adding value • duplication of costs across geographic sites • spending ‘like drunken sailors’ and mistaking excessive spending for investment • excessive adjusting items eating into FCF • ‘Key Performance Indicators’ to restore focus • Sales per $ spent on remuneration • ROCE – return to >20% • An operationally and profit focused CFO • Dividends • free cash flow (FCF) • adjusted EBITDA margins to 50% • operating margins to 40% • revenues per employee metric • world class scientists • manufacturing in Eugene, OR, Waltham and Cambridge • personalized and swift customer service

Strengthen Antibody and Digital Platform Leadership

Add

- AI engine to select targets
- recombinant antibody binder technology
- other high margin immunoassay technologies such as SimpleStep ELISA
- cellular editing technology to uniquely validate antibodies

Boost

- global capacity and capability in manufacturing
- website functionality and ordering
- discovery partner with biopharmaceutical organizations
- powerful data-driven innovation platform
- product validation and quality

Eliminate

- functions not associated with protein assay and detection
- expansion from reagents tools and Abcam inside into capital intensive equipment – China growth robust unlike competitors selling equipment

Maintain

- >750,000 customers worldwide
- 24-48 hours to ship most products
- >100,000 products and >300,000 SKUs
- Talented global team of >1,500 employees
- Disruptive e-commerce platform revolutionizing the purchase of antibodies
- >60% customer engagement and transactional net promoter score (NPS)

*www.abcamfocus.com

24

25 Returning antibodies as the bridge into market adjacencies * www.abcamfocus.com Eliminate Boost Maintain Add • products that are not protein research related • distracting low margin cell lines and DNA research reagents • drift away from best in the world, passionate and high margin products • capabilities and content via acquisitions • new protein detection tools such as camelids and aptamers (essentially antibodies in different format) • business development capability to address ‘Abcam inside’ opportunities • to >75% by sales of in house manufactured products • innovation engine to increase scale and throughput • geographic and market expansion into • capacity and capability to deliver • leadership in RUO antibodies • Abcam’s global antibody citation share • innovation engine to increase scale and throughput • KPI from target identification to product release • Focus on core research markets • $8bn research market and $5bn Clinical Development market • High - quality products, ensuring conclusive, consistent and repeatable experiments

26 Appendix

27 Source: Refinitiv Eikon, for the two year period prior to 16 May 2023. • Biotechne is has often been regarded as Abcam’s closest peer • Yet both financial advisers’ fairness opinions excluded it from comparable company analysis due to “persistent historical trading patterns” • The last two years’ share price performances for Abcam and Biotechne show a 0 . 87 correlation – not unreasonable for a peer … Biotechne has been wrongly excluded from the fairness opinions 10 12 14 16 18 20 22 24 26 28 30 May-21 Aug-21 Nov-21 Feb-22 May-22 Aug-22 Nov-22 Feb-23 Share price (rebased to Abcam) Abcam Plc Bio-Techne

28 Source: Peel Hunt analysis to back - calculate the implied EV/NTM EBITDA multiples used in this analysis which is based upon the p resent value of the December 2025 share price as determined by the product of a range of EV / NTM EBITDA multiples and the Ab cam FY2026 EBITDA forecast (Discount rate = 10%). • One of Abcam’s financial advisers calculates an illustrative future share price range of Abcam as of Dec 25 discounted to today using a range of EV/NTM EBITDA multiples • Implied trading range today : $ 22 . 10 – $ 28 . 30 • Implied multiples : 18 x – 23 x • A range of EV/NTM EBITDA multiples that are around the long - term average EV/NTM EBITDA multiple for Abcam (see earlier) excluding the impact of the pandemic • The financial adviser elected to exclude this metric from valuation included in their fairness opinion • This is a valid approach to valuation in circumstances such as this • And it elegantly shows the future share price performance of Abcam (in today’s numbers) once the full benefit of the 5 - year plan has started to be reaped • There is again no premium for control factored into this analysis Future share price analysis has been wrongly excluded

29 Abcam is an outstanding investment opportunity Source: Abcam and Peel Hunt analysis • Well - positioned for long - term profitable growth, underpinned by: • Large addressable markets: c.$8bn • Favourable industry and macro forces to sustain long - term growth • Resulting in increasing long - term demand for our unique products • Repeatable and predictable sales highly correlated with ‘work at the lab bench’ • “Abcam is a differentiated company with terrific brand and long - term sustainable business model” - Rainer M. Blair, President and Chief Executive Officer, Danaher • Strong and defensible ‘just in time’ high margin unique reagents used in ALL life science research labs worldwide. No supply chain backlog or capital equipment budget exposure • Robust growth in China (c.5% in first half 2023) vs Danaher, Thermo and Biotechne hit by capital budgets reduction in China and down Executing on Strategic Priorities to Drive Long Term Value” presentation published by Abcam on 20 June 2023

30 Defeating a takeover offer is not impossible TSR data sourced from Refinitiv Eikon • There are numerous examples of poorly timed takeovers being defeated and companies going on to deliver additional returns to investors • Nearly 10 years ago, AstraZeneca faced an unwanted bid from Pfizer • Believers made a strong case for the future and received the support of long - term shareholders • Rewarded with 257% TSR over and above the final £55 bid over the period • Illumina is worth 3.8x Roche’s unwelcome bid in January 2012 • Shareholders made the case that the bid failed to properly value Illumina’s pipeline of products • Investors rewarded with 192% TSR since

Disclaimer

This document has been prepared by and on behalf of Dr. Jonathan Milner (Dr. Milner). Dr. Milner is providing this document for informational and discussion purposes only. Dr. Milner has published a Proxy Statement and accompanying White Proxy Card to be used to solicit votes against the proposed acquisition of Abcam plc (the "Company") by Diadem Holdco Limited, a wholly owned indirect subsidiary of Danaher Corporation, at $24 per share at a meeting of the shareholders convened pursuant to the Companies Act 2006 (the "Court Meeting"). Dr. Milner strongly advises all shareholders of the Company to read the Proxy Statement and other proxy materials as they become available because they will contain important information. Such proxy materials will be made available at no charge online on the website of the U.S. Securities and Exchange Commission at www.sec.gov and on a website hosted by Dr. Milner to provide information to shareholders about the Court Meeting at www.abcamfocus.com. Holders of Company securities also should receive copies of the Proxy Statement and Proxy Card by mail, and copies will be provided at no charge upon request made to Dr. Milner's proxy solicitor, Alliance Advisors, by email to focusabcam@allianceadvisors.com or by phone to 877-777-8211 from North America or to 0800-102- 6998 from elsewhere. The views expressed herein reflect the opinions of Dr. Milner as of the date hereof. Dr. Milner reserves the right to change or modify any opinions expressed herein at any time and for any reason and expressly disclaims any obligation to correct, update, or revise the information contained herein or to otherwise provide any additional materials. All the information contained herein is based on Dr. Milner's independent research and analysis and publicly available information, which may include, but is not limited to, publicly available disclosures, earnings calls and other Company-hosted events open to the public, news articles and other media reports, sell-side analyst reports, independent research projects conducted by third parties, and publicly-available databases. The materials in this document have not been prepared or endorsed by the Company and may not be attributed to the Company in any way. The information expressed herein is unaudited, reflects the judgment of Dr. Milner only through the date of this document, and is subject to change at any time. Facts have been obtained from sources considered reliable but are not guaranteed. Dr. Milner recognizes that there may be confidential or otherwise non-public information with respect to the Company that could alter his opinions were such information known. This document does not purport to contain all the information that may be relevant to an evaluation of the Company, Company securities, or the matters described herein. Dr. Milner disclaims any obligation to correct, update or revise these documents or to otherwise provide any additional materials to any recipient of these documents. Dr Milner has a beneficial ownership interest, and/or an economic interest, in the securities discussed herein, which is disclosed in the Proxy Statement and other proxy materials. Nothing in this document should be taken as any indication of Dr. Milner's current or future trading or voting intentions which may change from time-to-time. Dr. Milner intends to review his investments in the Company on a continuing basis and depending on various factors, including without limitation, the Company's financial position, strategic direction, the outcome of any discussions with the Company, overall market conditions, and the pricing of securities, transact in the securities of the Company and reserves the right to take any actions with respect to his investments in the Company as he may deem appropriate. Dr. Milner expressly disclaims any obligation to notify others of any such changes. Except for the historical information contained herein, the information and opinions contained in this document constitute forward-looking statements, including estimates, projections and other forward-looking statements, some of which can be identified by the use of forward-looking terminology such as "may," "will," "should," "anticipate," "expect," "project," "intend," "believe," or variations thereon or comparable terminology. Forward-looking statements are inherently unreliable as they are based on estimates and assumptions about exit and valuation multiples, and events and conditions that have not yet occurred, all of which may prove to be incorrect. Forward-looking statements are subject to uncertainties and changes (including changes in market valuation multiples, earnings assumptions, economic, operational, political or other circumstances or management), all of which are beyond Dr. Milner's control and that may cause the relevant actual results to be materially different from the results expressed or implied by the forward-looking statements. No assurance, representation or warranty is made by any person that any of the forward-looking statements will be achieved, that the Company will be able to avoid losses or that any company will be able to implement its intended activities. Neither Dr. Milner nor any of his affiliates, advisers and agents makes any assurance, representation or warranty as to the accuracy or reasonableness of the forward-looking statements nor have any of them independently verified the forward-looking statements. This document should not be construed as, directly or indirectly, seeking any confidential information. Dr. Milner disclaims any obligation to treat the receipt of such information as confidential, unless done so expressly in writing. No agreement, commitment, understanding, or other legal relationship exists or may be deemed to exist between or among Dr. Milner and any other person by virtue of furnishing this document. Dr. Milner is not acting for or on behalf of, and is not providing any advice or service to, any recipient of this document. Before determining any course of action, any recipient should consider any associated risks and consult with its own independent advisors as it deems necessary. This communication does not constitute an offer to buy or solicitation of an offer to sell any securities or a recommendation to buy or sell any securities.

31